Exhibit 99.2

Dated the 14th day of November 2024

GEELY INTERNATIONAL (HONG KONG) LIMITED

(as Seller)

and

LUCKVIEW GROUP LIMITED

(as Purchaser)

SALE AND PURCHASE AGREEMENT

relating to approximately 11.3% (on a fully-diluted basis) of the entire issued share capital in

ZEEKR INTELLIGENT TECHNOLOGY HOLDING LIMITED

THE SECURITIES OFFERED HEREBY ARE BEING OFFERED PURSUANT TO REGULATION S UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”)

THE SECURITIES OFFERED HEREBY MAY NOT BE OFFERED OR SOLD IN THE UNITED STATES OR TO U.S. PERSONS AS DEFINED IN REGULATION S UNLESS SUCH SECURITIES HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT IS AVAILABLE.

THIS AGREEMENT is made on the 14th day of November 2024.

BETWEEN

(1)	Geely International (Hong Kong) Limited (吉利国际(香港)有限公司), a limited liability company incorporated in Hong Kong, whose registered office is at Unit 2204, 22/F, Lippo Centre, Tower 2, 89 Queensway, Hong Kong (the “Seller”); and

(2)	Luckview Group Limited, a limited liability company incorporated in the British Virgin Islands, whose registered office is at OMC Chambers. Wickhams Cay 1, Road Town, Tortola, British Virgin Islands (the “Purchaser”).

(Each of the Seller and the Purchaser shall be referred to individually as a “Party” and collectively as the “Parties”).

WHEREAS

(A)	ZEEKR Intelligent Technology Holding Limited (the “Company”) is an exempted company incorporated in the Cayman Islands, whose shares are listed on The New York Stock Exchange (“NYSE”) and trading under the symbol “ZK”.

(B)	As at the date of this Agreement, the Seller is the legal and beneficial owner of 300,000,000 ordinary shares of the Company, representing approximately 11.3% (on a fully-diluted basis) of the total issued share capital of the Company.

(C)	The Purchaser is a wholly-owned subsidiary of Geely Automobile Holdings Limited (“Geely Automobile Holdings”), a company incorporated in the Cayman Islands with limited liability whose shares are listed on the main board of HKEx (stock codes: 175 (HKD counter) and 80175 (RMB counter)).

(D)	The Seller has agreed to sell to the Purchaser, and the Purchaser has agreed to purchase from the Seller the Sale Shares (as defined herein below) on the terms and conditions hereinafter mentioned and in compliance with and in reliance upon provisions of Regulation S (“Regulation S”) under the Securities Act of 1933, as amended (the “Securities Act”).

NOW IT IS HEREBY AGREED as follows:

1.	Definitions and Interpretation

1.1	In this Agreement (including the recitals), the following words and expressions shall have the following meanings unless the context requires otherwise:

“ADS(s)”	the American Depositary Share(s) issued pursuant to a deposit agreement between the Company and a depositary, each representing 10 shares of the Company, which are listed on the NYSE;
“Agreed Exchange Rate”	the Chinese RMB/USD spot foreign exchange rate, expressed as the number of Chinese RMB per one USD, which appears on the Bloomberg Screen BFIX Page for the “USD/CNH” currency pair under the caption of “MID” at 3:00 p.m. London time on the Completion Date; or in case of no exchange rate on Bloomberg on the Completion Date, then the rate shall be the one last published on Bloomberg before the Completion Date;

“Business Day”	a day on which licensed banks in Hong Kong, the British Virgin Islands and the US (as applicable) are open for business, and excluding Sundays and Saturdays;
“Completion”	completion of the sale and purchase of the Sale Shares in accordance with the terms of this Agreement;
“Completion Date”

a date falling no later than the fifth Business Day after all Conditions are satisfied or waived, or such other date as the Purchaser and the Seller shall agree in writing, on which Completion is to take place;

“Conditions”	the conditions precedent referred to in Clause 4.1;
“Consideration”	the consideration payable for the purchase of the Sale Shares set out in Clause 3.1;
“Encumbrances”

any mortgage, charge, pledge, lien, usufruct, hypothecation, option, right of first refusal, right of first offer, pre-emption right, equities, deed of trust, warrant, adverse claims, or other encumbrance, priority or security interest, over or in any property, assets or rights of whatsoever nature or interest or any agreement for any of the same (otherwise than arising by statute or operation of law) and “Encumber” and “Encumbered” shall be construed accordingly;

“HKEx”	The Stock Exchange of Hong Kong Limited;
“Hong Kong”	Hong Kong Special Administrative Region of the People’s Republic of China;
“Listing Rules”	the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited;
“Long Stop Date”	12 months from the date of this Agreement, or such later date as may otherwise be agreed between the Seller and the Purchaser in writing;
“person”	includes any individual, company, corporation, firm, partnership, joint venture, association, organisation or trust (in each case, whether or not having a separate legal personality);
“Purchaser’s Warranties”	the agreements, obligations, warranties, representations and undertakings of the Purchaser contained Clauses 7.2 and 7.3 in this Agreement and “Purchaser’s Warranty” shall be construed accordingly;
“RMB”	Renminbi, the lawful currency of the People’s Republic of China;
“Sale Shares”

300,000,000 ordinary shares of the Company legally and beneficially owned by the Seller, representing approximately 11.3% (on a fully-diluted basis) of the entire issued shares of the Company as at the date of Completion;

“Securities Act”	the United States Securities Act of 1993, as amended;
“Seller’s Warranties”	the agreements, obligations, warranties, representations and undertakings of the Seller contained in Clauses 6.2 to 6.6 in this Agreement and “Seller’s Warranty” shall be construed accordingly;

“Share Registrar”	Ogier Global (Cayman) Limited, acting in its capacity as the share registrar of the Company;
“US”	the United States of America;
“USD” or “US$”	United States dollars, the lawful currency of the US; and
“%”	per cent.

1.2	In this Agreement unless the context otherwise requires:

(a)	references to Clause(s), Recital(s) and Schedule(s) are references to clause(s) and recital(s) of and schedule(s) to this Agreement;

(b)	Schedule(s) form(s) part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement and any reference to this Agreement shall include the Schedule(s);

(c)	references to writing shall include typewriting, printing, lithography, photography, telecopier and telex messages and any mode of reproducing words in a legible and non-transitory form;

(d)	words herein importing the singular shall include the plural and vice versa and words importing any gender shall include all genders and words importing person shall include any individual, company, corporation, firm, partnership, joint venture, association or trust (in each case, whether or not having a separate legal personality);

(e)	any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms; and

(f)	all capitalized terms used in this Agreement and not otherwise defined therein shall have the meanings ascribed to them under Regulation S.

1.3	References in this Agreement to any ordinance, enactment, rule, law, directive or regulation include such ordinance, enactment, rule, law, directive or regulation as modified, consolidated, extended or re-enacted and include subsidiary legislation made thereunder.

1.4	Any document referred to as being “in the agreed form” shall mean a document in a form agreed by the Parties prior to Completion and, where appropriate, initialled by or on their behalf for identification purposes.

1.5	In this Agreement clause headings and the index are inserted for reference only and shall not affect construction or interpretation of this Agreement.

1.6	The definitions and designations adopted in the recitals and the Schedule(s) and introductory statements preceding this Clause and the Schedule(s) shall apply throughout this Agreement and the Schedule(s).

1.7	When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day.

2.           Sale and Purchase

2.1	Subject to and upon the terms and conditions of this Agreement, the Seller shall sell (as the legal and beneficial owner) and the Purchaser shall purchase, the Sale Shares free from all Encumbrances with all benefits and rights hereafter attaching thereto including all dividends or distributions which may be paid (except for those have been declared but not paid prior to the Completion Date), declared or made in respect thereof at any time on or after the Completion Date.

2.2	In the event there is any stock split, right issue, placing or other matter that may cause the number of shares of the Company on the Completion Date to differ from that of the effective date of this Agreement, then the number of shares as defined in the Sale Shares shall be adjusted accordingly.

3.	Consideration

3.1	The purchase price per ADS shall be the 15-day volume weighted average price per ADS on the NYSE for the 15-trading day period ending on (and including) the last trading day immediately prior to the date of this Agreement. Accordingly, the Consideration payable for the Sale Shares shall be US$806,100,000.

3.2	The Parties agree that the Consideration as stipulated in Clause 3.1 above is denominated in USD, but shall be converted into RMB at the Agreed Exchange Rate for the Completion on the Completion Date. The Consideration received by the Seller shall be paid in RMB.

3.3	The Consideration shall be settled in full by the Purchaser by way of a bank transfer to the Seller’s designated bank account as follows:

Account Name	:
Bank Name	:
Bank Address	:
Swift Code	:
Bank Code	:
Account No.	:

4.	Conditions Precedent to Completion

4.1	Completion shall be subject to and conditional upon the fulfilment or waiver of the following conditions at or prior to Completion:

(a)	the obtaining by the Seller of all necessary consents, authorisations and/or approvals (or, as the case may be, the relevant waiver) of any kind (whether governmental or otherwise) in connection with the entering into and performance of the terms of this Agreement and/or the change of shareholders of the Company upon Completion;

(b)	the obtaining by the Purchaser of all necessary consents, authorisations and/or approvals (or, as the case may be, the relevant waiver) of any kind (whether governmental or otherwise) in connection with the entering into and performance of the terms of this Agreement and/or the change of shareholders of the Company upon Completion;

(c)	the Seller’s Warranties remaining true and accurate in all material respects as of the Completion Date by reference to the facts and circumstances subsisting as at the Completion Date;

(d)	the Purchaser’s Warranties remaining true and accurate in all material respects as of the Completion Date by reference to the facts and circumstances subsisting as at the Completion Date;

(e)	Geely Automobile Holdings having complied with the Listing Rules in respect of this Agreement and all other requirements as may be imposed by the HKEx as a condition to this Agreement;

(f)	there being no applicable law which prohibits, restricts or imposes conditions or limitations on, or is reasonably expected to operate to prohibit, restrict or impose conditions or limitations on, the consummation of the transaction contemplated under this Agreement; and

(g)	the Seller shall have delivered to the Purchaser, and the Purchaser shall have delivered to the Seller a copy of the closing certificate certifying that each of the conditions has been satisfied or waived.

4.2	The Seller may in its absolute discretion waive the Conditions referred to in Clauses 4.1(b) and (d) either in whole or in part at any time on or before Completion by notice in writing to the Purchaser.

4.3	The Purchaser may in its absolute discretion waive the Conditions referred to in Clauses 4.1(a) and 4.1(c) either in whole or in part at any time on or before Completion by notice in writing to the Seller.

4.4	The Parties shall cooperate fully and use their best endeavours to procure the satisfaction of the Conditions on or before Completion and keep each other informed of the progress of satisfying the Conditions. If any of the Conditions are not fulfilled (or waived by the Seller or the Purchaser in whole or in part (as the case may be)) in accordance with this Agreement on or before Completion, the Parties shall not be obliged to proceed to Completion and the provisions of this Agreement shall from such date cease to have any effect.

5.	Completion

5.1	Subject to fulfilment or waiver of all the Conditions, Completion shall take place on the Completion Date at such place as the Parties may agree when all (and not part only) the acts and requirements set out in Clauses 5.2 and 5.3 shall be complied with.

5.2	At Completion, the Seller shall:

(a)	deliver to the Purchaser duly completed and signed stock power forms, authorising and instructing the Share Registrar to transfer record ownership of the Sale Shares to the account of the Purchaser in the share register of the Company; and

(b)	procure the Company to deliver to the Purchaser a share certificate(s) in the name of the Purchaser in respect of the Sale Shares. Such share certificate shall bear a legend in substantially the form set forth below (in addition to any other legends required under other applicable Laws):

The shares evidenced by this certificate have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any state of the United States or under the laws of any other jurisdiction but have been issued in reliance on an exemption from registration under United States securities laws contained in Regulation S under the Securities Act. The shares evidenced by this certificate may not be transferred, nor will any assignee or endorsee hereof be recognized as an owner hereof by the issuer for any purpose, unless either the transfer is made in accordance with Regulation S, unless a registration statement under the Securities Act with respect to such shares shall then be in effect or unless the availability of an exemption from registration with respect to any proposed transfer or disposition of such shares shall be established to the satisfaction of counsel for the issuer.

5.3	At Completion, the Purchaser shall pay to the Seller an amount equal to the Consideration in the manner set out in Clauses 3.2 and 3.3.

5.4	None of the Parties shall be obliged to complete the sale and purchase of the Sale Shares unless the other Party complies fully with the requirements of Clauses 5.2 and 5.3 which are expressed to be the other Party’s obligations.

5.5	If Completion does not take place on the Completion Date (the “Intended Completion Date”) due to the Purchaser or Seller failing to comply with any of its obligations under this Clause 5 (whether such failure by such Party amounts to a repudiatory breach or not), then the Seller may (in the case of a default by the Purchaser) or the Purchaser may (in the case of a default by the Seller) (the “Non-Defaulting Party”) in their respective absolute discretion, by written notice to the Purchaser or the Seller (as the case may be) (the “Defaulting Party”), and without prejudice to any other rights:

(a)	proceed to Completion on that date, to the extent that the Non-Defaulting Party is ready, able and willing to do so, and specify a later date by which the Defaulting Party shall be obliged to complete its relevant outstanding obligations;

(b)	elect to defer Completion to a Business Day no later than the Long Stop Date; or

(c)	terminate this Agreement.

6.	Seller’s Warranties

6.1	The Seller represents, warrants and undertakes to and in favour of the Purchaser that each of the Seller's Warranties is true and accurate in all material respects at the date of this Agreement and will continue to be so on each day up to and including Completion with reference to the facts and circumstances from time to time applying and acknowledges that the Purchaser is relying upon such Seller’s Warranties in entering into this Agreement.

6.2	The Seller warrants that the Seller has the requisite power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement, and the terms of this Agreement constitute legal, valid and binding obligations enforceable against it.

6.3	The Seller is the sole legal and beneficial owner of the Sale Shares, and is entitled to transfer the full legal and beneficial ownership in the Sale Shares to the Purchaser free from all Encumbrances, subject to the terms set out in this Agreement.

6.4	The execution and delivery of, and the performance of the Seller’s obligations under this Agreement will not:

(i)	result in a breach of, or give rise to a default under any contract or other instrument to which it is a party or by which it is bound;

(ii)	result in a breach of any applicable laws or regulations or any order, judgment or decree of any court, governmental agency or regulatory authority applicable to it or any of its assets or to which it is a party or by which it is otherwise bound; and

(iii)	require it to obtain any third-party consent to sell the Sale Shares.

6.5	The Seller has not created or attempted or agreed to create or permit to arise or exist any Encumbrance in any material respect over all or any part of the Sale Shares or any interest therein or otherwise assign, deal with or dispose of all or any part of the Sale Shares (except under or pursuant to this Agreement).

6.6	The Seller has not granted or agreed to grant any options or other right in respect of the Sale Shares to any person.

6.7	The Purchaser shall be entitled to take action both before and after Completion in respect of any breach or non-fulfilment of any of the Seller’s Warranties and Completion shall not in any way constitute a waiver of any right of the Purchaser.

6.8	Upon Completion, the Purchaser shall be entitled to all benefits and rights attaching to the Sale Shares, notwithstanding non-fulfilment of any of the Seller’s Warranties.

7.	Purchaser’s Warranties

7.1	The Purchaser represents, warrants and undertakes to and in favour of the Seller that each of the Purchaser’s Warranties is true and accurate in all material respects at the date of this Agreement and will continue to be so on each day up to and including Completion with reference to the facts and circumstances from time to time applying and acknowledges that the Seller is relying upon such Purchaser’s Warranties in entering into this Agreement.

7.2	The Purchaser warrants that it has the requisite power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement, and the terms of this Agreement constitute legal, valid and binding obligations enforceable against it.

7.3	The execution and delivery of, and the performance of the Purchaser’s obligations under this Agreement will not:

(i)	result in a breach of, or give rise to a default under any contract or other instrument to which it is a party or by which it is bound;

(ii)	result in a breach of any applicable laws or regulations or any order, judgment or decree of any court, governmental agency or regulatory authority applicable to it or any of its assets or to which it is a party or by which it is otherwise bound; and

(iii)	require it to obtain any third-party consent (except for those specified in Clause 4) to purchase the Sale Shares.

7.4	The Seller shall be entitled to take action both before and after Completion in respect of any breach or non-fulfilment of any of the Purchaser’s Warranties and Completion shall not in any way constitute a waiver of any right of the Seller.

8.	Confidentiality

8.1	None of the Parties shall, without the prior written consent of the other Party, disclose the terms of, or any matters referred to in or any information relating thereto, this Agreement except to its professional advisers whose province it is to know such terms or matters or information and to those persons to whom it may be necessary to disclose such terms or matters or information for the purpose of or in connection with this Agreement and subject as required by law or by the competent regulatory authorities by virtue of any regulatory requirements.

8.2	None of the Parties shall make any public announcement in relation to the transactions the terms of which are set out in this Agreement or the transactions or arrangements hereby contemplated or herein referred to or any matter ancillary hereto or thereto without the respective prior written consents of the other Party (which consents shall not be unreasonably withheld or delayed) save as required by the competent regulatory authorities by virtue of any regulatory requirements. Except as may be required by law or by the competent regulatory authorities by virtue of any regulatory requirements, each Party shall also notify the other Party of any communications with the relevant competent regulatory authorities in connection with this Agreement.

9.	Miscellaneous

9.1	Fiduciary duties: Nothing in this Agreement shall be deemed to require the violation of the fiduciary duties of any director of any Party under applicable laws in the director’s capacity as such.

9.2	No assignment: Each Party shall not assign or otherwise transfer any of its rights or obligations under this Agreement to any third party without the prior written consent of the other Party.

9.3	Binding on successors: This Agreement shall be binding upon and enforceable against the respective successors and assigns and representatives (as the case may be) of the Parties.

9.4	Entire agreement: This Agreement (together with all agreements and documents executed contemporaneously with it or referred to in it) constitutes the entire agreement between the Parties in relation to the subject matter of it and supersedes all prior and any other commitments agreements promises or understandings whether oral or written with respect to that subject matter.

9.5	Amendment: This Agreement may only be amended or modified by the Parties in writing duly executed by the Parties.

9.6	Partial invalidity: If any term, condition or provision of this Agreement is held to be a violation of any applicable law, statute or regulation it shall be deemed to be deleted from this Agreement and shall be of no force and effect and this Agreement shall remain in full force and effect as if that term, condition or provision had not originally been contained in this Agreement. Notwithstanding the foregoing, in the event of any such deletion the Parties shall negotiate in good faith in order to agree the terms of a mutually acceptable and satisfactory alternative provision in place of the provision so deleted.

9.7	No waiver: No failure or delay on the part of any Party to exercise any right, power or remedy hereunder shall operate as a waiver thereof nor shall any single or partial exercise by any Party of any right, power or remedy hereunder preclude any other or future exercise thereof or the exercise of any other right, power or remedy. A waiver of any breach of this Agreement or any right of remedy under this Agreement shall not be effective, or implied, unless that waiver is in writing and is signed by the Party against whom that waiver is claimed.

9.8	Rights cumulative: The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

10.	Costs and Expenses

Save as otherwise provided in this Agreement, all expenses incurred by or on behalf of the Parties in connection with the negotiation, preparation or execution of this Agreement, shall be borne and paid solely by the Party who incurred the liability.

11.	Notices

11.1	Any notice or other communications to be given under this Agreement shall be in writing and shall be delivered by hand, sent by post or email. The details of the Parties in receiving notice or communications are as follows:

To the Seller

Address	:
Email	:
Attention	:

To the Purchaser

Address	:
Email	:
Attention	:

11.2	Any notice or communication, if delivered by hand, shall be deemed received when delivered at the relevant address; if sent by post, shall be deemed received 3 Business Days after the date of dispatch; and if sent by email, shall be deemed received at the time as recorded on the device from which the sender sent the email unless the sender receives an automated message that the email has not been delivered.

12.	Counterparts

This Agreement may be executed in one or more counterparts, each of which so executed shall constitute an original and all of which together individually or otherwise executed by the Parties will constitute one and the same document.

13.	Third Party Rights

A person who is not a Party has no right under the Contracts (Rights of Third Parties) Ordinance (Chapter 623 of the Laws of Hong Kong) to enforce or to enjoy the benefit of any term of this Agreement.

14.	Governing Law and Jurisdiction

This Agreement is governed by and shall be construed in accordance with the laws of Hong Kong and the Parties hereby submit to the non-exclusive jurisdiction of the courts of Hong Kong.

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AS WITNESS this Agreement has been duly executed by each of the Parties as of the date first above written.

The Seller
SIGNED by	)
)
/s/ Li Donghui	)
for and on behalf of GEELY INTERNATIONAL (HONG KONG) LIMITED in the presence of:	) ) ) )
/s/ Li Wenqi	)
1760 Jiangling Road, Hangzhou, China	) )

The Purchaser
SIGNED by	)
)
/s/ Gui Sheng Yue	)
for and on behalf of LUCKVIEW GROUP LIMITED in the presence of:	) ) )
/s/ Lin Jianyong	)
1760 Jiangling Road,	)
Hangzhou, China	)